Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "VUZIX CORPORATION", FILED IN THIS OFFICE ON THE FIRST DAY OF FEBRUARY, A.D. 2013, AT 4:07 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

2797044 8100

130121709

Jeffrey W. Bullock, Secretary of State

AUTHENTICATION: 0187942

DATE: 02-01-13

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:07 PM 02/01/2013
FILED 04:07 PM 02/01/2013
SRV 130121709 - 2797044 FILE

Certificate of Amendment
to the
Amended and Restated Certificate of Incorporation
of Vuzix Corporation

Under Section 242 of the Delaware General Corporation Law

Vuzix Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation") hereby certifies as follows:

1. Article 4 of the Company's Amended and Restated Certificate of Incorporation shall be amended by adding the following section to the end of Article 4, Part A of the Amended and Restated Certificate of Incorporation, that reads as follows, subject to compliance with applicable law:

> "Upon the filing and effectiveness (the "Effective Time") pursuant to the Delaware General Corporation Law of this amendment to the Corporation's Amended and Restated Certificate of Incorporation, as amended, each seventy-five (75) shares of Common Stock issued and outstanding immediately prior to the Effective Time either issued and outstanding or held by the Corporation as treasury stock shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the "Reverse Stock Split"); provided that no fractional shares shall be issued to any holder and that instead of issuing such fractional shares, the Corporation shall round shares up to the nearest whole number. Each certificate that immediately prior to the Effective Time represented shares of Common Stock ("Old Certificates"), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional shares as described above."

2. The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, I have signed this Certificate this 1st day of February, 2013

Grant Russell
Chief Financial Officer